Exhibit 10.1

November 19, 2015

VIA EMAIL DELIVERY

Mr. John Veech

North Haven Infrastructure Partners II

Buffalo Holdings LLC

1585 Broadway, 37th Floor

New York, NY 10036

Re:                             Amended and Restated Gas Gathering Services Agreement by and among Triad Hunter, LLC, Eureka Hunter Pipeline, LLC, and solely with respect to specified provisions thereof, Magnum Hunter Resources Corporation, dated March 21, 2012 (as amended from time to time in accordance with its terms, the “Gathering Agreement”)

Mr. Veech:

Reference is hereby made to (i) that certain Second Amended and Restated Limited Liability Agreement of Eureka Hunter Holdings, LLC, a Delaware limited liability company, dated October 3, 2014, by and among Eureka Hunter Holdings, LLC, MSIP II Buffalo Holdings, LLC (“MSIP II”), MHR, and other parties thereto (the “LLC Agreement”) and (ii) that certain letter dated November 5, 2015, from MSIP II, on behalf of EHP, to the Shipper (the “Demand Letter”).  Pursuant to the Demand Letter, MSIP II gave certain notices and made certain demands on behalf of EHP in accordance with the terms of the LLC Agreement and Gathering Agreement.

In response to the Demand Letter, and as discussed with your legal advisors since receiving the Demand Letter, Shipper and MHR hereby make the following offer:

1.                                      This letter agreement (this “Agreement”) shall be effective upon counter-execution by each of (a) North Haven Infrastructure Partners II Buffalo Holdings LLC (f/k/a MSIP II) (“NHIP II”) (on its behalf and on behalf of Eureka Hunter Holdings, LLC (“EHH”) and its subsidiaries, including Eureka Hunter Pipeline, LLC (“EHP”), collectively, the “EHH Group”), Triad Hunter, LLC (“Shipper”), Magnum Hunter Resources Corporation (“MHR,” and together with its subsidiaries, collectively, the “Company”) (as used herein, the term “Parties” means, collectively, the Company, NHIP II, and Shipper) and (b) solely for the purpose of Paragraph 13, below, an attorney for the ad hoc committee of the Company’s second lien lenders and an attorney for the ad hoc committee of the Company’s unsecured noteholders (collectively, such attorneys, the “Creditor Representatives”).

2.                                      Shipper hereby agrees to, and MHR shall cause Shipper to, pay to EHP in immediately available funds an aggregate amount of $5,000,000 on the following schedule: (a) $3,000,000 (the “First Payment”) promptly upon counter-execution of this Agreement by NHIP II, and (b) $2,000,000 on or before December 4, 2015 (the “Second Payment” and collectively with the First Payment, the “Payments”).  MHR, Shipper and EHP hereby agree that NHIP II may cause EHP to utilize up to $250,000 of the First Payment to pay the legal and advisory fees incurred by NHIP II on behalf of EHP (upon presentation of a summary invoice to MHR and EHP, with redactions for legal privilege) in connection with exercising EHP’s rights under the Gathering Agreement in respect of the outstanding arrearages under the Gathering Agreement, which amount shall not be credited towards amounts owed by Shipper under the Gathering Agreement.  The remaining portion of the First Payment and the Second Payment will be allocated in the sole and absolute discretion of EHP to the outstanding arrearages under the Gathering Agreement.  Shipper acknowledges that the Payments are intended to be a contemporaneous exchange for new value provided to Shipper and is in fact a substantially contemporaneous exchange, and that EHP is providing new value to Shipper after such Payments.

3.                                      Shipper hereby further agrees to pay all amounts then currently owed by Shipper to or billed to Shipper by EHP (after giving effect to the application of Payments made pursuant to Paragraph 2 of this Agreement) under and in accordance with the Gathering Agreement (the “Outstanding Amounts”) upon the occurrence of a Liquidity Event.  For purposes of this Agreement, the term “Liquidity Event” shall mean: (a) if a Transaction (as defined below) is consummated other than under the circumstances described in clause (b) below, concurrently with the consummation of such Transaction; and (b) if MHR and/or Shipper file a case (the “Bankruptcy Case”) under Chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”), the date that is no later than 30 days after any such filing (the “Petition Date”), to the extent approved by the Bankruptcy Court (it being understood that Shipper and MHR will use commercially reasonable efforts to seek and obtain such approval).  For purposes of this Agreement, the term “Transaction” shall mean: (x) any comprehensive recapitalization or restructuring of the Company’s secured and unsecured indebtedness and/or (y) any transaction or series of related transactions involving any business combination pursuant to which a majority of the Company’s equity or core assets are sold.

4.                                      In furtherance of the foregoing, MHR and Shipper hereby agree that in the event either entity commences a voluntary case under Chapter 11 of the Bankruptcy Code, MHR and Shipper will file a motion seeking, and use commercially reasonable efforts to obtain, on an interim basis as part of the “first day orders” and on a final basis to be entered no later than 30 days following the Petition Date, entry of an order(s) in form and substance reasonably acceptable to NHIP II authorizing MHR and Shipper to timely honor as allowed administrative expenses and otherwise perform all their respective obligations (including payment of gathering fees and other amounts) arising under the Gathering Agreement in accordance with the Gathering Agreement during the period beginning on the Petition Date and ending on the earlier of (a) the end of the Chapter 11 case (i.e., conversion of the case to one under Chapter 7 or the effective date of a plan of reorganization), (b) rejection of the Gathering Agreement, and (c) as otherwise agreed to in writing among MHR, Shipper, and NHIP II.  MHR further agrees to provide a draft of such motion(s) to counsel to NHIP II not later than 72 hours prior to such filing and provide counsel to NHIP II reasonable opportunity to comment on such motion.  For the avoidance of doubt, nothing in this Agreement shall require MHR or Shipper to assume the Gathering Agreement in connection with a Chapter 11 case.

5.                                      In consideration of the foregoing, (A) EHP (i) shall (and NHIP II shall instruct the EHH Group to), prior to the Forbearance End Date, (a) commencing upon the receipt of the First Payment, forbear (and as immediately as practicable restore (subject to cooperation and operational coordination with Shipper) service in connection with any prior exercise) from the exercise and/or enforcement of any rights and/or remedies with respect to Shipper and MHR under the Gathering Agreement in relation to the payment of any arrearages under the Gathering Agreement including, without limitation, termination, suspense of service and demands for adequate assurance of future performance and pursuing any remedies related thereto under Section 8.4(d)(ii) of the LLC Agreement, (b) not commence any action at law or in equity or otherwise against the Shipper or MHR in relation to the payment of any arrearages under the Gathering Agreement, and (c) not commence an involuntary bankruptcy proceeding against Shipper or MHR, and (ii) hereby amends the Demand Letter to extend the Assurance Deadline (as defined in the Demand Letter) until the Forbearance End Date and (B) NHIP II shall, prior to the Forbearance End Date, (i) commencing upon the receipt of the First Payment, forbear from the exercise and/or enforcement of any rights and/or remedies with respect to MHR under the LLC Agreement or otherwise, including, without limitation, under Section 8.4(d)(ii) of the LLC Agreement, in respect of any arrearages under the Gathering Agreement and (ii) not commence any action at law or in equity or otherwise against MHR or Shipper in respect of such arrearages, including an involuntary bankruptcy proceeding.  For the avoidance of doubt, following the restoration of services contemplated by the preceding sentence, MHR and Shipper (and not the EHH Group) shall be responsible for the marketing of gas.  For purposes of this Agreement, the term “Forbearance End Date” shall mean the earlier to occur of (a) December 31, 2015; (b) the date on which MHR or Shipper breaches any of its obligations hereunder; (c) the taking of any action (or omitting to take any action) by MHR or Shipper that is materially inconsistent with this Agreement; (d) upon the filing of a voluntary petition for relief under the Bankruptcy Code by MHR or Shipper; (e) upon the latter of entry of an order for relief entered or 45 days after the filing of an involuntary case under the Bankruptcy Code against MHR or Shipper; (f) after the effective date of this Agreement, any Default or Event of Default (both as defined in the Gathering Agreement) of the Gathering Agreement by MHR or Shipper, other than a Default or Event of Default arising from MHR’s or Shipper’s failure to pay amounts due under the Gathering Agreement or a Default or Event of Default arising from an involuntary or voluntary bankruptcy filing, both as specifically contemplated by this Agreement; and (g) the occurrence of a Liquidity Event.  Notwithstanding anything to the contrary in this Agreement, so long as MHR and Shipper comply with the obligations set forth in Paragraphs 3 and 4 of this Agreement (including the obligations under the Gathering Agreement) and obtain and perform under the orders contemplated therein, NHIP II (on its own behalf and on behalf of the EHH Group) hereby agrees not to seek relief from the automatic stay to enforce remedies under the Gathering Agreement in the event MHR or Shipper commence cases under the Bankruptcy Code; provided, however, NHIP II (on its own behalf and on behalf of the EHH Group) agrees that it will not seek such relief from the automatic stay during the first 30 days of any such case under the Bankruptcy Code.

6.                                      NHIP II (on its own behalf and on behalf of the EHH Group) represents and warrants that, to its knowledge, as of the effective date of this Agreement, there are no outstanding defaults or other events or omissions (other than arrearages in payments due pursuant to the Gathering Agreement) that would entitle NHIP II (on its own behalf and on behalf of the EHH Group) to exercise remedies under the Gathering Agreement.

7.                                      NHIP II (on its own behalf and on behalf of the EHH Group) agrees that until the Forbearance End Date, it will not (i) seek a decree of judicial dissolution of EHH under Section 18-802 of the Act, (ii) seek to terminate the Membership Interest of MHR in EHH; or (iii) exercise remedies under the LLC Agreement with respect to (a) actions or events occurring prior to the date hereof of which it has knowledge or (b) MHR’s or Shipper’s failure to pay amounts due under the Gathering Agreement as specifically contemplated by this Agreement; provided, that, nothing in this Agreement will restrict NHIP II or MHR, as applicable, in any manner from exercising after the date hereof any rights and remedies under the LLC Agreement that relate to corporate governance of any entity in the EHH Group or to the fiduciary or other duties of any Officer, Manager or Member of any entity in the EHH Group.  For purposes of this Paragraph 7, capitalized terms used herein that are not otherwise defined herein shall have the meaning ascribed to such terms in the LLC Agreement.

8.                                      MHR and Shipper agree to use their respective commercially reasonable efforts to cause any debtor-in-possession financing facility or other financing facility entered into by MHR or the Shipper in connection with a Transaction to have availability sufficient to make the payments contemplated by this Agreement.

9.                                      Each Party hereto represents and warrants that this Agreement is binding and enforceable in accordance with its terms.  Each Party hereto acknowledges that money damages shall not be a sufficient remedy for its breach of this Agreement and that the non-breaching Parties shall be entitled to seek, in addition to all other remedies, specific performance and injunctive or other equitable relief (without the posting of any bond and without proof of actual damages) as a remedy for any such breach or threatened breach of this Agreement to the extent permitted by law.

10.                               The Parties acknowledge and agree that this Agreement has been negotiated at arm’s length and in good faith.

11.                               NHIP II, on its own behalf and on behalf of the EHH Group, hereby agrees that the existence of this Agreement and its terms shall be kept strictly confidential by such persons and shall not be disclosed, except to its advisors and representatives on a confidential basis and in connection with a proceeding to enforce the terms of this Agreement.  Nothing herein shall preclude or restrict NHIP II from discussing this Agreement or the terms hereof with creditors of the Company.

12.                               Through and including the Forbearance End Date, the Company shall use commercially reasonable efforts to keep NHIP II and its legal and financial advisors reasonably informed and engaged about the status of its restructuring efforts subject to entry into a confidentiality agreement reasonably acceptable to the Company or subject to an existing confidentiality agreement covering the applicable subject matter.  The Company shall provide NHIP II’s advisors the following information, subject to such advisors entering into a confidentiality agreement that is reasonably satisfactory to the Company (it being understood and agreed that such confidentiality agreement and the terms of this Agreement shall not require the Company to provide to NHIP II or the EHH Group commercially sensitive information regarding MHR or its subsidiaries):  (a) as soon as practicable (but in any event within two business days, all material financial information provided to lenders in connection with the closing of the November 3, 2015, Credit Facility to the extent such information has not previously been included in SEC filings; (b) concurrently with the delivery to any of the Company’s lenders, all of the information delivered under the Credit Facility (including the bi-weekly budget variance covenant compliance calculation); and (c) such other information as NHIP II and/or its advisors may from time to time reasonably request on behalf of the EHH Group.

13.                               The Creditor Representatives, as attorneys for their respective ad hoc groups, acknowledge that they are aware of this Agreement and ongoing discussions among the Company, NHIP II, and the EHH Group.  In the event (a) the Creditor Representatives’ clients execute confidentiality agreements after the date hereof that, among other things, are acceptable to such clients and which contemplate that the Company will make the existence and material terms of this Agreement public and the Company does in fact make the existence and material terms of this Agreement public or (b) the Company otherwise makes the existence and material terms of this Agreement public, the Creditor Representative (or Representatives) will use commercially reasonable efforts to discuss the terms of this Agreement with their respective clients, as applicable, at such time.  For the avoidance of doubt, the Creditor Representatives will not be required to discuss the terms of this Agreement with any client pursuant to this Paragraph 13 unless the terms of this Agreement are first made public.  In no event shall any Creditor Representative be liable to any person and/or entity, including NHIP II, Shipper, MHR, and the EHH Group, for any claim, cause of action, suit, or otherwise for failure (whether alleged or actual) to perform under this Agreement.

14.                               The Company shall use commercially reasonable efforts to include the provisions of this Agreement in any plan support agreement, restructuring term sheet or similar agreement entered into in connection with a Transaction and to include NHIP II in the discussion of such agreements to the extent relevant to such inclusion.

15.                               For the avoidance of doubt, except as set forth in this Agreement, each of the Parties, respectively, reserve all rights at law and equity whether or not arising from or related to the Gathering Agreement, the LLC Agreement, or otherwise (including, without limitation, NHIP II’s right to cause EHH and EHP to exercise EHP’s rights under this Agreement).

16.                               Time is of the essence with respect to the dates set forth in this Agreement.

17.                               THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES OF SUCH STATE.

18.                               The Parties hereby irrevocably submit to the exclusive jurisdiction of the District Courts of Dallas, Texas, or, if such courts shall not have jurisdiction, any federal court of the United States of or other Texas state court located in Dallas, Texas, and appropriate appellate courts therefrom, over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby, and each Party hereby irrevocably agrees that all claims in respect of such dispute may be heard and determined in such courts. EACH OF THE PARTIES HERETO HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

[Signatures Follow]

Please confirm the terms of this Agreement by countersigning this Agreement.

Executed on the 19th day of November, 2015:

MAGNUM HUNTER RESOURCES CORPORATION

/s/ Gary C. Evans
Gary C. Evans
Chairman and Chief Executive Officer

TRIAD HUNTER, LLC

/s/ Gary C. Evans
Gary C. Evans
Chairman and Chief Executive Officer

Acknowledged and agreed on the 19th day of November 2015:

NORTH HAVEN INFRASTRUCTURE PARTNERS II BUFFALO HOLDINGS LLC
for itself and on behalf of EUREKA HUNTER PIPELINE, LLC and
EUREKA HUNTER HOLDINGS, LLC

[pursuant to Section 8.4(d)(ii) of the LLC Agreement]

/s/ John Veech
John Veech
President

Solely with respect to Paragraph 13, acknowledged and agreed on the 19th day of November 2015:

WEIL GOTSHAL & MANGES LLP in its capacity
as a Creditor Representative

/s/ Joseph Smolinsky
Joseph Smolinsky
Partner

Solely with respect to Paragraph 13, acknowledged and agreed on the 19th day of November 2015:

AKIN GUMP STRAUSS HAUER & FELD LLP it its capacity
as a Creditor Representative

/s/ Arik Preis
Arik Preis
Partner